As filed with the Securities and Exchange Commission on April 2, 2013
Registration No. 333-125012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT TO
REGISTRATION STATEMENT ON FORM S-3
UNDER
THE SECURITIES ACT OF 1933
THE WET SEAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0415940 (I.R.S. Employer Identification No.)

26972 Burbank
Foothill Ranch, CA 92160
(949) 699-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John D. Goodman
Chief Executive Officer
The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, CA 92160
(949) 699-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alyson Barker, Esq. Vice President - General Counsel The Wet Seal, Inc. 26972 Burbank Foothill Ranch, CA 92160 Telephone: (949) 699-3900 Facsimile: (949) 206-4977

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333-125012), originally filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2005 and amended on July 27, 2005 (collectively, including all exhibits thereto, the “Registration Statement”). The Registration Statement registered resales from time to time of (a) $56.0 million aggregate principal amount of 3.76% Senior Convertible Secured Notes due January 14, 2012 (the “Notes”) of The Wet Seal, Inc. (the “Company”), (b) 48,533,333 shares of the Company’s Class A common stock, par value $0.10 per share (“Common Stock”), representing 130% of the number of shares of Common Stock issuable upon conversion of the Notes at the initial conversion price thereof, in accordance with the terms of a Registration Rights Agreement entered into in connection the private placement of the Notes consummated on January 14, 2005, and (c) 38,772,000 shares of Common Stock, consisting of (i) 11,540,003 shares of Common Stock issuable upon the exercise of outstanding Series B, Series C and Series D Warrants issued on January 14, 2005, (ii) 3,359,997 shares of Common Stock issued upon the exercise of Series A Warrants and Series B Warrants on May 3, 2005; (iii) 15,700,000 shares of Common Stock issuable upon the exercise of Series E Warrants and Series C Convertible Preferred Stock issued on May 3, 2005; and (iv) 8,172,000 additional shares of Common Stock required to be registered in order to complete the registration of 130% of the shares of Common Stock issuable upon conversion of the Series C Convertible Preferred Stock and exercise of the Series B, Series C, Series D and Series E Warrants under the terms of Registration Rights Agreements entered into in connection with the Company’s private placements consummated on January 14, 2005 and May 3, 2005.

The Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on April 2, 2013.

THE WET SEAL, INC.

By:	/s/ Steven H. Benrubi
Name:	Steven H. Benrubi
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.